Exhibit 99.1

Ethan Allen Provides Business Updates and Reports Fiscal 2020 Third Quarter Results

DANBURY, CT – May 11, 2020 – Ethan Allen Interiors Inc. (“Ethan Allen” or the “Company”) (NYSE: ETH) provided several updates on its business and reported financial results for its fiscal third quarter ended March 31, 2020.

BUSINESS UPDATE

Farooq Kathwari, Ethan Allen’s Chairman, President and CEO commented, “It has been now almost eight weeks since the Company temporarily closed the Company-operated retail design centers and some of its North American manufacturing operations. I am pleased and proud of the work and attitude of our associates throughout our vertical enterprise during this unprecedented crisis.”

“As we mentioned in our April 22, 2020 press release, our fiscal third quarter results were negatively impacted as a result of the lower order backlog entering the quarter from our transition to a membership model combined with disruptions due to COVID-19. While our third quarter revenues of $150 million were lower than forecasted, we saw strong growth in orders for the first two months of our fiscal third quarter, until the significant disruption in March. In April, with almost all our design centers closed, we were still able to generate about 35% of written orders compared to April 2019. This was due to our interior design associates working remotely utilizing technology we deployed over the last few years, including the Ethan Allen inHome augmented reality app, 3D room planner tool, Live Chat on ethanallen.com and communications tools including Skype and FaceTime,” Mr. Kathwari continued. “We are excited that our design centers are reopening in many markets around the country and we have begun a phased recall of some of our furloughed associates. We are also pleased that we have restarted most of our manufacturing in North America – again phasing in associates and keeping the safety of our teams uppermost in our decisions.”

Mr. Kathwari further stated, “Our vertical integration provides us strong gross margins and operating leverage. During the third quarter ended March 31, 2020, we returned value to stockholders through regular quarterly dividends of $5.5 million and share repurchases of $14 million representing 3.8% of our outstanding shares. In view of the COVID-19 challenges, the Company has decided to temporarily suspend its regular cash dividends and the share repurchase program. We also took other steps to conserve cash including the furlough of approximately 70% of the global workforce, reductions in salaries and elimination of all non-essential operating expenses.”

“Crisis creates opportunity. We are reviewing every aspect of our vertically integrated operations and are confident we will come out stronger. At March 31, 2020 we had cash of $117 million, which included $100 million drawn from our revolving credit facility. We believe our liquidity will be sufficient to fund our operations for at least the next twelve months,” Mr. Kathwari concluded.

FISCAL 2020 THIRD QUARTER HIGHLIGHTS*

●	Consolidated net sales of $149.8 million compared with $177.8 million.

●	Consolidated gross margin of 56.1% compared with 55.3%. Adjusted gross margin of 56.0%.

●	Diluted earnings per share (“EPS”) of ($0.01). Adjusted EPS of $0.02 compared with $0.31.

●	Cash on hand of $116.9 million as of March 31, 2020 and long-term debt of $100 million.

●	Generated $15.3 million of cash from operating activities compared with $12.8 million.

●	Paid regular quarterly cash dividend of $5.5 million.

●	Share repurchases of $14.3 million, representing 992,636 shares or 3.8% of outstanding shares.

●	The Company performed an interim quantitative impairment assessment of goodwill and other intangible assets and concluded there was no impairment as of March 31, 2020.

* See reconciliation of U.S. GAAP to adjusted key financial measures in the back of this press release. Comparisons are to the third quarter of fiscal 2019.

COVID-19 UPDATE

The Company has taken decisive actions to manage liquidity and costs through the challenging economic environment caused by COVID-19. The pandemic and ensuing government restrictions resulted in temporary closing of the Company’s North American design centers and manufacturing since March 19. The Company implemented its action plan in response to the COVID-19 pandemic. Measures taken included, among other things, the continued temporary closure of the Company’s design centers and most of its manufacturing facilities, the furlough of approximately 70% of the global workforce, the decision by the Company’s CEO to temporarily forego his salary through June 30, 2020, a temporary up to 40% reduction in salaries for all senior management and up to 20% for other salaried employees through June 30, 2020, a temporary reduction of 50% in cash compensation of the Company’s directors, the elimination of all non-essential operating expenses, a delay of capital expenditures, the temporary halt of the share repurchase program and a temporary suspension of the quarterly dividend. These actions are expected to result in reduced cash spending versus plan.

The Company began reopening design centers in a number of U.S. states since May 1, 2020 and began resuming production in some of its North American manufacturing plants in a limited capacity to work through existing backlog and to be in a position to service expected demand as the economy begins to reopen for business. As of May 11, 2020, Ethan Allen has reopened either fully or partially approximately 60% of its Company-operated retail design centers. Additional design centers are expected to reopen in the coming weeks when permitted based on applicable state and local guidelines. The Company’s distribution centers are open and making home deliveries.

KEY FINANCIAL MEASURES*

(Condensed and Unaudited)
(In thousands, except per share data)
	Three months ended				Nine months ended
	March 31,				March 31,
	2020	2019	% Change		2020	2019	% Change
Net sales	$149,774	$177,829	(15.8%	)	$498,269	$562,766	(11.5%	)

GAAP gross profit	$83,949	$98,394	(14.7%	)	$275,264	$308,704	(10.8%	)
Adjusted gross profit *	$83,944	$98,394	(14.7%	)	$279,788	$308,704	(9.4%	)
GAAP gross margin	56.1%	55.3%			55.2%	54.9%
Adjusted gross margin *	56.0%	55.3%			56.2%	54.9%

GAAP operating income (loss)	$(754)	$10,669	(107.1%	)	$27,091	$38,596	(29.8%	)
Adjusted operating income *	$353	$10,960	(96.8%	)	$22,054	$39,184	(43.7%	)
GAAP operating margin	(0.5% )	6.0%			5.4%	6.9%
Adjusted operating margin *	0.2%	6.2%			4.4%	7.0%

GAAP diluted EPS	$(0.01)	$0.30	(103.3%	)	$0.80	$1.08	(25.9%	)
Adjusted diluted EPS *	$0.02	$0.31	(93.5%	)	$0.65	$1.10	(40.9%	)

Cash flows from operating activities	$15,296	$12,832	19.2%		$38,684	$44,307	(12.7%	)

* See reconciliation of U.S. GAAP to adjusted key financial measures in the back of this press release

FISCAL 2020 THIRD QUARTER FINANCIAL RESULTS

Consolidated

Net sales were $149.8 million, a decrease of 15.8% or $28.1 million compared to the same prior year period. Net sales were negatively impacted as a result of the lower order backlog entering the quarter from the transition to a membership model combined with disruptions in March 2020 from the closing of the Company’s design centers and manufacturing plants due to COVID-19. International sales decreased 33.6% primarily due to lower sales to China and in Canada.

Gross profit was $83.9 million compared with $98.4 million in the prior year period due to lower sales volumes in both the wholesale and retail segments combined with a change in product mix, partially offset by an improved retail gross margin. Retail sales, as a percentage of total consolidated sales, was 77.2% in the current year third quarter, down from 78.1% a year ago, which negatively impacted consolidated gross profit. Consolidated gross margin for the quarter improved to 56.1%, up from 55.3% in the prior year, primarily due to retail gross margin expanding 130 basis points from improved retail price optimization.

Operating expenses decreased 3.4% to $84.7 million compared with the prior year period primarily due to lower retail selling costs and lower general and administrative costs partially offset by higher television and radio advertising costs. Retail selling expenses were down due to warehouse and delivery expenses decreasing from a 16.7% reduction in retail net sales and a decrease in designer selling expenses. General and administrative expenses decreased primarily due to lower wholesale compensation costs coupled with lower depreciation, occupancy costs and regional management charges within the retail segment.

Operating loss of $0.8 million compared with operating income of $10.7 million for the prior year third quarter. Adjusted operating income, which excludes restructuring and impairment charges, was $0.4 million. The decrease was driven by the 15.8% decline in consolidated net sales, which negatively impacted gross profit by 14.7% combined with a decrease in the retail/wholesale product mix and higher selling costs from television and radio advertising spend. These decreases were partially offset by improved expense management and gross margin improvement, which rose 80 basis points year over year.

Income tax benefit on the operating loss was $0.3 million in the current year third quarter compared with income tax expense of $2.6 million a year ago. The effective rate was 58.8% in the current year third quarter compared with 24.8% last year.

Diluted EPS was ($0.01) compared with $0.30 in the prior year comparable period. Adjusted diluted EPS was $0.02 compared with $0.31 in the prior year. This decrease was primarily from net sales being negatively impacted as a result of the COVID-19 pandemic combined with lower backlog entering the quarter from the Company’s transition from a promotional to membership model.

Wholesale Segment

Net sales decreased 14.1% to $93.1 million primarily due to a 24.5% decrease in sales to the Company’s North American retail network and a 36.3% decrease in international sales. Wholesale net sales were significantly impacted in the quarter due to the transition to a membership model and COVID-19. Prior to March 2020, wholesale net sales were improving sequentially each month as customer demand increased. Partially offsetting these declines was growth in contract sales, which grew 24.2%. The year over year increase in contract sales was attributable to continued growth in sales from the GSA contract.

Wholesale orders booked, which represents orders booked through all of the Company’s channels, were down 21.9% compared with the same quarter last year. Orders from the Company’s North American retail network declined 32.0% while wholesale orders from China declined 25.7% from a year ago mainly due to local quarantines in place for most of the fiscal third quarter. The closing of the Company’s retail design centers and manufacturing operations during March 2020 negatively impacted results, as evidenced by a 37.3% decrease in March 2020 wholesale orders compared to a year ago. Increasing concern about the economy and rising unemployment softened customer demand as the volume of new orders was significantly lower in March 2020.

Operating income was $8.9 million compared with $13.0 million in the prior year period, primarily due to the $15.2 million decrease in wholesale net sales partially offset by lower general and administrative expenses.

Retail Segment

Net sales from Company-operated design centers decreased by $23.2 million, or 16.7%, to $115.7 million. There was a 16.3% decrease in net sales in the United States, while net sales from Canadian design centers decreased 29.7%. These decreases were primarily due to the transition to the membership model and COVID-19. There were 144 Company-operated design centers at the end of the third quarter of fiscal 2020, compared to 143 in the prior year period as the Company continues to relocate and open new locations while closing older locations.

Operating loss was $8.8 million compared with an operating loss of $1.7 million for the prior year period. Operating margin decreased 640 basis points due to the $23.2 million reduction in net sales partially offset by improved gross margin and a 3.1% decrease in operating expenses from lower depreciation, selling, occupancy and regional management costs.

FISCAL 2020 YEAR-TO-DATE FINANCIAL RESULTS

Consolidated

Net sales were $498.3 million, a decrease of 11.5% compared with the same prior year period. Net sales decreased by 14.3% within the wholesale segment and by 11.4% in the retail segment. There was a $12.8 million decrease in international sales primarily related to lower sales to China and in Canada. Net sales to China were 47.3% lower in the current year compared with the same period last fiscal year as China was significantly impacted by COVID-19. The transition to a membership model, COVID-19 and softer order trends from consumers also negatively impacted fiscal 2020 net sales.

Gross profit decreased 10.8% to $275.3 million compared with the prior year period due to declines within both the wholesale and retail segments. Retail sales, as a percentage of total consolidated sales, were 78.7% in both periods presented. Wholesale and retail gross profit were both negatively impacted by lower sales volumes partially offset by higher adjusted gross margins. Fiscal 2020 adjusted gross margin improved to 56.2%, up from 54.9% in the prior year primarily due to improved retail price optimization and increased wholesale contract business. Restructuring charges negatively impacted fiscal 2020 consolidated gross margin by 100 basis points.

Operating expenses increased to $248.2 million compared with $270.1 million in the prior year period. The 8.1% decrease was due to lower retail selling costs, a reduction in general and administrative expenses and a gain of $11.5 million from the sale of the Passaic property during fiscal 2020 partially offset by higher wholesale advertising costs. Retail selling expenses were lower due to reduced volume of shipments. General and administrative expenses decreased 6.1% due to lower wholesale compensation costs coupled with lower depreciation, occupancy costs and regional management charges within the retail segment.

Operating income totaled $27.1 million compared with $38.6 million for the prior year period. Adjusted operating income in fiscal 2020 was $22.1 million, a decrease of 43.7% compared to last year. The decrease in adjusted operating income was driven by the 11.5% decline in consolidated net sales combined with higher selling costs from television and radio advertising spend.

Income tax expense was $6.4 million for the first nine months of fiscal 2020 compared with $9.7 million a year ago. The fiscal 2020 effective rate decreased to 23.4% compared with 25.0% in the prior year.

Diluted EPS was $0.80 compared with $1.08 in the prior year period. Restructuring and impairment charges partially offset by the gain on the sale of the Passaic property reduced diluted EPS by $0.15. Adjusted diluted EPS of $0.65 in the current year represents a decrease of 40.9% over the prior year.

Balance Sheet and Cash Flow

Total cash and cash equivalents was $116.9 million at March 31, 2020 compared with $20.8 million at June 30, 2019. Total cash increased during fiscal 2020 due to borrowings on the Company’s revolving credit facility of $100.0 million, net cash provided by operating activities of $38.7 million and proceeds from the sale of the Company’s Passaic property of $11.7 million, partially offset by $24.3 million in share repurchases, $16.2 million in dividend payments and $12.5 million of capital expenditures.

Inventories of $138.8 million decreased $23.6 million from the balance of $162.4 million at June 30, 2019. Wholesale finished goods levels decreased $16.0 million primarily from the first quarter non-cash write-down and disposal of certain slow moving and discontinued inventory items. Retail inventory levels decreased $3.8 million as the Company further improved its efforts to minimize inventory carrying costs.

Goodwill is evaluated for impairment on an annual basis during the fourth quarter of each fiscal year, and between annual tests whenever events or circumstances indicate that the carrying value of the goodwill may exceed its fair value. The Company determined that it was appropriate to perform an interim impairment test as of March 31, 2020 due to the significant adverse changes in the business climate from the COVID-19 health crisis, as evidenced by the sudden and dramatic decline in the financial markets, including its stock price, the closing of retail and manufacturing businesses combined with weakened operating results. The Company concluded there was no impairment of goodwill on its wholesale reporting unit’s books as of March 31, 2020.

Debt outstanding was $100.0 million at March 31, 2020 as the Company drew down on its existing credit facility during March 2020. The debt bears a weighted average interest rate 2.45% and the principal balance is payable on the maturity date of December 21, 2023. The Company elected to draw down on the facility to increase its cash position as a precautionary measure and to preserve financial flexibility in consideration of the disruption and uncertainty surrounding the ongoing COVID-19 pandemic.

Capital expenditures were $12.5 million, an increase of $5.5 million compared to the $7.0 million spent a year ago. In fiscal 2020, approximately 57% of the Company’s total capital expenditures related to opening new and relocating design centers in desirable locations, updating existing design center presentations and floor plans and opening new home delivery service centers. The remaining 43% was primarily capital expenditures incurred in connection with the previously announced optimization project. As previously announced on April 1, 2020, the Company has stopped all discretionary capex spending.

Cash Dividends paid during fiscal 2020 totaled $16.2 million, a decrease of $25.7 million over a year ago due to the special dividend of $26.7 million paid in January 2019. On January 29, 2020, the Company’s Board of Directors approved a regular quarterly dividend of $0.21 per share. The cash dividend of $5.3 million was paid on April 23, 2020, to common stockholders of record at the close of business on April 9, 2020. The Company’s regular quarterly cash dividend was temporarily suspended as of April 28, 2020, due to the COVID-19 impact.

LEASES

The Company adopted Accounting Standards Update 2016-02, Leases (Topic 842), as of July 1, 2019 using the modified retrospective method and have not restated comparative periods. Upon adoption, the Company recognized operating lease assets of $129.7 million and operating lease liabilities of $149.7 million on its consolidated balance sheet. In addition, $20.0 million of deferred rent and various lease incentives, which were reflected as other long-term liabilities as of June 30, 2019, were reclassified as a component of the right-of-use assets upon adoption. The Company also recognized a cumulative adjustment as of July 1, 2019, which decreased opening retained earnings by $1.6 million due to the impairment of certain right-of-use assets. The adoption of the new standard did not have a material impact on the consolidated statements of operations or cash flows during fiscal 2020.

ANALYST CONFERENCE CALL

Ethan Allen will host an analyst conference call today, May 11, 2020 at 5:00 PM (Eastern Time) to discuss its financial results. The analyst conference call will be webcast live from the “Events and Presentations” page at http://www.ethanallen.com/investors. The following information is provided for those who would like to participate:

●	U.S. Participants:	844-822-0103
●	International Participants:	614-999-9166
●	Conference ID:	6853339

For those unable to listen live, an archived recording of the call will be made available on the Company’s website referenced above for at least 60 days.

ABOUT ETHAN ALLEN

Ethan Allen Interiors Inc. (NYSE: ETH) is a leading interior design company and manufacturer and retailer of quality home furnishings. The Company offers complimentary interior design service to its clients and sells a full range of furniture products and decorative accessories through ethanallen.com and a network of approximately 300 design centers in the United States and abroad. Ethan Allen owns and operates nine manufacturing facilities including six manufacturing plants in the United States, two manufacturing plants in Mexico and one manufacturing plant in Honduras. Approximately 75% of its products are made in its North American plants. For more information on Ethan Allen's products and services, visit www.ethanallen.com.

Investor / Media Contact:

Matt McNulty
Vice President, Finance
IR@ethanallen.com

ABOUT NON-GAAP FINANCIAL MEASURES

This press release is intended to supplement, rather than to supersede, the Company's consolidated financial statements, which are prepared and presented in accordance with U.S. generally accepted accounting principles (“GAAP”). In this press release the Company has included financial measures that are not prepared in accordance with GAAP. The Company uses non-GAAP financial measures, including adjusted gross profit and margin, adjusted operating income and margin, adjusted net income, and adjusted diluted EPS (collectively “non-GAAP financial measures”). The Company computes these non-GAAP financial measures by adjusting the comparable GAAP measure to remove the impact of certain charges and gains and the related tax effect of these adjustments. The presentation of these non-GAAP financial measures is not intended to be considered in isolation or as a substitute for, or superior to, the financial measures presented in accordance with GAAP. The Company uses these non-GAAP financial measures for financial and operational decision making and to evaluate period-to-period comparisons. The Company believes that they provide useful information about operating results, enhance the overall understanding of past financial performance and prospects, and allow for greater transparency with respect to key metrics used by management in its financial and operational decision making. A reconciliation of the non-GAAP financial measures to the most directly comparable financial measure reported in accordance with GAAP is provided at the end of this press release.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which represent management's beliefs and assumptions concerning future events based on information currently available to the Company relating to its future results. Such forward-looking statements are identified in this press release and the related webcasts, conference calls and other related discussions or documents incorporated herein by reference by use of forward-looking words such as “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend,” “will,” “may,” “continue,” “project,” “target,” “outlook,” “forecast,” “guidance,” “COVID-19 impact,” variations of such words, and similar expressions and the negatives of such forward-looking words are intended to identify such forward-looking statements. These forward-looking statements are subject to management decisions and various assumptions about future events and are not guarantees of future performance. Actual results could differ materially from those anticipated in the forward-looking statements due to a number of risk factors and uncertainties including, but not limited to the following: volatile retail environment and changing economic conditions may further adversely affect consumer demand and spending; global and local economic uncertainty may materially adversely affect our manufacturing operations or sources of merchandise and international operations; disruptions of our supply chain; changes in United States trade and tax policy; competition from overseas manufacturers and domestic retailers; failure to successfully anticipate or respond to changes in consumer tastes and trends in a timely manner; our ability to maintain and enhance our brand; our number of manufacturing and logistics sites may increase our exposure to business disruptions and could result in higher transportation costs; fluctuations in the price, availability and quality of raw materials could result in increased costs or cause production delays; our current and former manufacturing and retail operations and products are subject to increasingly stringent environment, health and safety requirements; the use of emerging technologies as well as unanticipated changes in the pricing and other practices of competitors; reliance on information technology systems to process transactions, summarize results, and manage our business and that of certain independent retailers; disruptions in both our primary and back-up systems; product recalls or product safety concerns; successful cyber-attacks and the ability to maintain adequate cyber-security systems and procedures; loss, corruption and misappropriation of data and information relating to customers; loss of key personnel; additional asset impairment charges that could reduce our profitability; access to consumer credit could be interrupted as a result of conditions outside of our control; our ability to locate new design center sites and/or negotiate favorable lease terms for additional design centers or for the expansion of existing design centers; changes to fiscal and tax policies; our operations present hazards and risks which may not be fully covered by insurance; possible failure to protect our intellectual property; failure to successfully transition from a promotional to a membership model; potential risks and uncertainties relating to the duration, severity and geographic spread of the COVID-19 pandemic and its impact on our business, supplies, customers, employees and supply chains; actions that may be taken by governmental authorities to contain the COVID-19 pandemic or to mitigate its impact; the potential negative impact of COVID-19 on the global economy, consumer demand and the supply chain; the impact of COVID-19 upon our ability to reopen design centers and resume manufacturing operations and the resulting effects upon our financial condition, results of operations and liquidity; and other factors disclosed in Part I, Item 1A. Risk Factors in our 2019 Annual Report on Form 10-K.

Given the risks and uncertainties surrounding forward-looking statements, you should not place undue reliance on these statements. Many of these factors are beyond the Company’s ability to control or predict. These forward-looking statements speak only as of the date of this press release. Other than as required by law, the Company undertakes no obligation to update or revise its forward-looking statements, whether because of new information, future events, or otherwise. Accordingly, actual circumstances and results could differ materially from those contemplated by the forward-looking statements.

Ethan Allen Interiors Inc.

Selected Financial Data

(Unaudited)

($ in millions, except per share data)

Selected Consolidated Financial Data
	Three months ended March 31,		Nine months ended March 31,
	2020	2019	2020	2019
Net sales	$149.8	$177.8	$498.3	$562.8
Gross margin	56.1%	55.3%	55.2%	54.9%
Adjusted gross margin *	56.0%	55.3%	56.2%	54.9%
Operating income (loss)	$(0.8)	$10.7	$27.1	$38.6
Adjusted operating income *	$0.4	$11.0	$22.1	$39.2
Operating margin	(0.5%)	6.0%	5.4%	6.9%
Adjusted operating margin *	0.2%	6.2%	4.4%	7.0%
Net income (loss)	$(0.2)	$8.0	$21.0	$29.0
Adjusted net income *	$0.6	$8.2	$17.2	$29.5
Effective tax rate	58.8%	24.8%	23.4%	25.0%
Diluted EPS	$(0.01)	$0.30	$0.80	$1.08
Adjusted diluted EPS *	$0.02	$0.31	$0.65	$1.10
Cash flows from operating activities	$15.3	$12.8	$38.7	$44.3
Capital expenditures	$4.5	$2.0	$12.5	$7.0
Cash dividends paid	$5.5	$31.8	$16.2	$41.9
Repurchases of common stock	$16.2	$0.0	$24.3	$0.0

Selected Financial Data by Segment
	Three months ended March 31,		Nine months ended March 31,
Retail	2020	2019	2020	2019
Net sales	$115.7	$138.9	$392.1	$442.7
Gross margin	47.1%	45.8%	47.0%	45.2%
Operating margin	(7.6%)	(1.2%)	(1.9%)	0.0%
Adjusted operating margin *	(7.1%)	(1.0%)	(1.7%)	0.1%

Wholesale
Net sales	$93.1	$108.4	$286.4	$334.1
Gross margin	32.6%	32.7%	30.7%	31.8%
Adjusted gross margin *	32.6%	32.7%	32.3%	31.8%
Operating margin	9.6%	12.0%	11.0%	10.8%
Adjusted operating margin *	10.2%	12.1%	9.0%	10.9%

* See reconciliation of U.S. GAAP to adjusted key financial measures in the back of this press release

Ethan Allen Interiors Inc.

Consolidated Statements of Comprehensive Income

(Unaudited)

(In thousands, except per share data)

	Three months ended March 31,		Nine months ended March 31,
	2020	2019	2020	2019
Net sales	$149,774	$177,829	$498,269	$562,766
Cost of sales	65,825	79,435	223,005	254,062
Gross profit	83,949	98,394	275,264	308,704
Selling, general and administrative expenses	83,841	87,504	258,346	269,824
Restructuring and impairment charges, net of gains	862	221	(10,173)	284
Operating income (loss)	(754)	10,669	27,091	38,596
Interest income, net of interest (expense)	213	(62)	295	63
Income (loss) before income taxes	(541)	10,607	27,386	38,659
Income tax expense (benefit)	(318)	2,629	6,417	9,651
Net income (loss)	$(223)	$7,978	$20,969	$29,008

Per share data
Diluted earnings per common share:
Net income (loss) per diluted share	$(0.01)	$0.30	$0.80	$1.08
Diluted weighted average common shares	25,703	26,751	26,362	26,749

Comprehensive income (loss)
Net income (loss)	$(223)	$7,978	$20,969	$29,008
Other comprehensive income (loss), net of tax
Foreign currency translation adjustments	(3,841)	303	(3,567)	355
Other	(15)	(20)	(41)	(65)
Other comprehensive income (loss), net of tax	(3,856)	283	(3,608)	290
Comprehensive income (loss)	$(4,079)	$8,261	$17,361	$29,298

Ethan Allen Interiors Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands)
	March 31,	June 30,
	2020	2019
ASSETS
Current assets:
Cash and cash equivalents	$116,868	$20,824
Accounts receivable, net	10,482	14,247
Inventories, net	138,774	162,389
Prepaid expenses and other current assets	21,204	18,830
Total current assets	287,328	216,290

Property, plant and equipment, net	242,490	245,246
Goodwill	25,388	25,388
Intangible assets	19,740	19,740
Operating lease right-of-use assets	124,636	0
Deferred income taxes	2,044	2,108
Other assets	1,478	1,579
Total ASSETS	$703,104	$510,351

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$30,997	$34,166
Customer deposits and deferred revenue	52,410	56,714
Accrued compensation and benefits	20,065	22,646
Short-term debt	-	550
Current operating lease liabilities	34,005	0
Other current liabilities	9,386	8,750
Total current liabilities	146,863	122,826

Long-term debt	100,000	516
Operating lease liabilities, long-term	112,515	0
Deferred income taxes	1,534	1,069
Other long-term liabilities	2,946	22,011
Total LIABILITIES	$363,858	$146,422

Shareholders’ equity:
Ethan Allen Interiors Inc. shareholders’ equity	$339,224	$363,866
Noncontrolling interests	22	63
Total shareholders’ equity	$339,246	$363,929
Total LIABILITIES AND SHAREHOLDERS’ EQUITY	$703,104	$510,351

Ethan Allen Interiors Inc.
Design Center Activity
(Unaudited)
		Company
Retail Design Center location activity	Independent	Operated	Total
Balance at December 31, 2019	158	144	302
New locations	2	1	3
Closures	(1)	(1)	(2)
Transfers	0	0	0
Balance at March 31, 2020	159	144	303
Relocations (included within new locations and closures)	0	1	1

U.S.	36	138	174
International	123	6	129

Reconciliation of U.S. GAAP Results to Adjusted Financial Measures

To supplement the financial measures prepared in accordance with generally accepted accounting principles in the U.S., or U.S. GAAP, the Company uses non-GAAP financial measures including adjusted gross profit and margin, adjusted operating income, adjusted retail operating income and margin, adjusted wholesale operating income and margin, adjusted net income and adjusted diluted earnings per share. The reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with U.S. GAAP are shown in tables below.

These non-GAAP measures are derived from the consolidated financial statements but are not presented in accordance with U.S. GAAP. The Company believes these non-GAAP measures provide a meaningful comparison of its results to others in its industry and prior year results. Investors should consider these non-GAAP financial measures in addition to, and not as a substitute for, its financial performance measures prepared in accordance with U.S. GAAP. Moreover, these non-GAAP financial measures have limitations in that they do not reflect all the items associated with the operations of the business as determined in accordance with U.S. GAAP. Other companies may calculate similarly titled non-GAAP financial measures differently than the Company does, limiting the usefulness of those measures for comparative purposes.

Despite the limitations of these non-GAAP financial measures, the Company believes these adjusted financial measures and the information they provide are useful in viewing its performance using the same tools that management uses to assess progress in achieving its goals. Adjusted measures may also facilitate comparisons to historical performance.

The following tables below show a reconciliation of non-GAAP financial measures used in this press release to the most directly comparable U.S. GAAP financial measures.

(Unaudited)
(In thousands, except per share data)
	Three months ended				Nine months ended
	March 31,				March 31,
	2020	2019	% Change		2020	2019	% Change
Consolidated Adjusted Gross Profit / Gross Margin
GAAP Gross profit	$83,949	$98,394	(14.7%	)	$275,264	$308,704	(10.8%	)
Adjustments (pre-tax) *	(5)	-			4,524	-
Adjusted gross profit *	$83,944	$98,394	(14.7%	)	$279,788	$308,704	(9.4%	)
Adjusted gross margin *	56.0%	55.3%			56.2%	54.9%

Consolidated Adjusted Operating Income / Operating Margin
GAAP Operating income (loss)	$(754)	$10,669	(107.1%	)	$27,091	$38,596	(29.8%	)
Adjustments (pre-tax) *	1,107	291			(5,037)	588
Adjusted operating income *	$353	$10,960	(96.8%	)	$22,054	$39,184	(43.7%	)

Consolidated Net sales	$149,774	$177,829	(15.8%	)	$498,269	$562,766	(11.5%	)
GAAP Operating margin	(0.5% )	6.0%			5.4%	6.9%
Adjusted operating margin *	0.2%	6.2%			4.4%	7.0%

Consolidated Adjusted Net Income / Adjusted Diluted EPS
GAAP Net income (loss)	$(223)	$7,978	(102.8%	)	$20,969	$29,008	(27.7%	)
Adjustments, net of tax *	836	220			(3,803)	444
Adjusted net income	$613	$8,198	(92.5%	)	$17,166	$29,452	(41.7%	)
Diluted weighted average common shares	25,703	26,751			26,362	26,749
GAAP Diluted EPS	$(0.01)	$0.30	(103.3%	)	$0.80	$1.08	(25.9%	)
Adjusted diluted EPS *	$0.02	$0.31	(93.5%	)	$0.65	$1.10	(40.9%	)

Wholesale Adjusted Operating Income / Operating Margin
Wholesale GAAP operating income (loss)	$8,936	$13,045	(31.5%	)	$31,594	$36,181	(12.7%	)
Adjustments (pre-tax) *	601	70			(5,691)	144
Adjusted wholesale operating income *	$9,537	$13,115	(27.3%	)	$25,903	$36,325	(28.7%	)

Wholesale net sales	$93,139	$108,367	(14.1%	)	$286,357	$334,097	(14.3%	)
Wholesale GAAP operating margin	9.6%	12.0%			11.0%	10.8%
Adjusted wholesale operating margin *	10.2%	12.1%			9.0%	10.9%

Retail Adjusted Operating Income / Operating Margin
Retail GAAP operating income (loss)	$(8,772)	$(1,669)	(425.6%	)	$(7,343)	$83	nm
Adjustments (pre-tax) *	506	221			654	444
Adjusted retail operating income (loss) *	$(8,266)	$(1,448)	(470.9%	)	$(6,689)	$527	nm

Retail net sales	$115,698	$138,947	(16.7%	)	$392,065	$442,669	(11.4%	)
Retail GAAP operating margin	(7.6% )	(1.2% )			(1.9% )	0.0%
Adjusted retail operating margin *	(7.1% )	(1.0% )			(1.7% )	0.1%

* Adjustments to reported U.S. GAAP financial measures including gross profit and margin, operating income and margin, net income, and diluted EPS have been adjusted by the following:

(Unaudited)	Three months ended		Nine months ended
(In thousands)	March 31,		March 31,
	2020	2019	2020	2019
Inventory write-downs (wholesale)	$-	$-	$3,208	$-
Manufacturing overhead costs and other (wholesale)	(5)	-	1,316	-
Adjustments to gross profit	$(5)	$-	$4,524	$-

Inventory write-downs (wholesale)	$-	$-	$3,208	$-
Optimization of manufacturing and logistics (wholesale)	363	-	2,147	-
Gain on sale of Passaic, New Jersey property (wholesale)	-	-	(11,497)	-
Severance and other professional fees incurred (wholesale)	238	70	451	144
Retail acquisition costs and other charges (retail)	-	-	139	160
Impairment of long-lived assets and lease exit costs (retail)	506	221	515	284
Adjustments to operating income	$1,107	$291	$(5,037)	$588
Adjustments to income before income taxes	$1,107	$291	$(5,037)	$588
Related income tax effects (1)	(271)	(71)	1,234	(144)
Adjustments to net income	$836	$220	$(3,803)	$444

(1)	Calculated using a tax rate of 24.5% in all periods presented.